Exhibit 4.1

Description of Capital Stock of Worthington Steel, Inc.

General

The following is a description of the capital stock of Worthington Steel, Inc. (the “Company”). The common shares, without par value, of the Company (the “Common Shares”) are registered under Section 12 of the Securities Exchange Act of 1934, as amended; while the preferred shares, without par value, of the Company (the “Preferred Shares”) are not so registered.

The principal stock exchange on which the Common Shares are listed is the New York Stock Exchange under the symbol “WS.”

This description does not address every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, Ohio law, the Company’s Amended Articles of Incorporation (the “Articles”) and the Company’s Amended Regulations (the “Regulations”), both of which are exhibits to the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Authorized Capital Stock

Under the Articles, the Company’s authorized capital stock consists of 150,000,000 Common Shares and 1,000,000 Preferred Shares.

Common Shares

Holders of the Common Shares are entitled to:

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one vote for each Common Share held;
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receive dividends when and as declared by the Company’s Board of Directors (“Board”) from funds legally available therefor, subject to the rights of holders of the Preferred Shares, if any; and
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share ratably in the Company’s net assets, legally available to the Company’s shareholders in the event of the Company’s dissolution, liquidation or winding up, after provision for distribution to the holders of any Preferred Shares and to the payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of the Common Shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. The outstanding Common Shares are fully paid and nonassessable.

Preferred Shares

Under the Articles, the Board is authorized to issue, without any further vote or action by the Company’s shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the NYSE, up to an aggregate of 1,000,000 Preferred Shares, in one or more series. The Board is also authorized to fix or change the rights, preferences, qualifications and limitations of each series, including the division of such Preferred Shares into series, the designation and authorized number of Preferred Shares included in each series, voting rights, dividend and distribution rights, liquidation rights, preferences and price, redemption rights and price, sinking fund requirements, preemptive rights, conversion rights and restrictions on issuance of Preferred Shares.

The Board may authorize the issuance of Preferred Shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Shares. The issuance of Preferred Shares could have the effect of decreasing the market price of the Common Shares. The issuance of Preferred Shares also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the Company’s shareholders.

Anti-Takeover Effects of Articles, Regulations and Ohio Law

Certain provisions in the Articles and the Regulations as well as certain provision of the Ohio Revised Code (the “ORC”) could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. A description of these provisions is set forth below.

Classified Board of Directors

The Board is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of the Company. It also may maintain the incumbency of the Board.

Removal of Directors

Under the Articles, any director, or the entire Board, may be removed from office, with or without cause, only by the affirmative vote of 75% of the voting power of the Company voting together as a single class. However, under current Ohio law, because the Company is an issuing public corporation (as defined in Section 1701.01 of the ORC) and has a classified Board, the directors of the Company may only be removed for cause. Directors may also be removed from office for cause by the affirmative vote of three-fourths of the directors then in office.

Advance Notice Requirements for Shareholder Proposals and Nominations for Election as Directors

Under the Regulations, shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company.

To be timely, a shareholder’s notice with respect to business to be brought before an annual meeting or to nominate candidates for election as directors at an annual meeting must be delivered to, or mailed and received at, the principal executive office of the Company no earlier than 120 days and not less than 90 days prior to the first anniversary of the date of the prior year’s annual meeting. However, if (i) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting or (ii) no annual meeting was held during the prior year, the shareholder’s notice must be received (a) no earlier than 120 days prior to such annual meeting and (b) no later than the later of 90 days prior to such annual meeting and 10 days after the day on which public disclosure of the date of the annual meeting was first made by the Company. A shareholder’s notice proposing to nominate an individual for election as a director must contain specific information about the nominating shareholder and the proposed nominee. A shareholder’s notice relating to business other than the nomination of directors must contain specific information about such business and about the proposing shareholder. If the chairman of the meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the procedures set forth in the Regulations, such individual will not be eligible for election as a director, or such business will not be transacted at the meeting, as the case may be.

Although the Regulations will not give the Board any power to approve or disapprove shareholder nominations for the election of directors or other business proposals, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to the Company or its shareholders.

No Shareholder Action by Written Consent

Under the Articles, any action required or permitted to be taken by the Company’s shareholders must be effected at a duly called meeting of the shareholders and may not be effected by an action by written consent of the shareholders. This prevents the Company’s shareholders from initiating or effecting any action by written consent, thereby limiting the ability of shareholders to take actions opposed by the Board.

Special Meetings of Shareholders

The Regulations provides that special meetings of shareholders may be called only by the chairman of the board, the president (or, in the case of the president’s absence, death or disability, the secretary, a majority of directors acting at a meeting of the Board, all of the directors acting without a meeting or the holders of at least 50% of all shares outstanding and entitled to vote at such special meeting.

Supermajority Voting Provisions

Under Ohio law, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount but not less than a majority. The Articles change the default voting requirement provided by Ohio law to a majority of the voting power, except that the affirmative vote of 75% of the voting power is required with respect to certain transactions between the Company and “substantial shareholders” as described below under the heading “Transactions With Substantial Shareholders.”

Transactions With Substantial Shareholders

Under the Articles, certain transactions between the Company and a “substantial shareholder” must be approved by the affirmative vote of the holders of 75% of the voting power of the Company (which vote must also include the affirmative vote of the holders of a majority of the voting power of the Company excluding the substantial shareholder in question). A “substantial shareholder” is defined as any person who beneficially owns, directly or indirectly, more than 15% of the Company’s voting power or is an affiliate of the Company and at any time within the past three years beneficially owned, directly or indirectly, more than 15% of the Company’s voting power, but does not include the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or of any of the Company’s subsidiaries or any person who is an assignee of or has otherwise succeeded to any shares of the Company which were at any time within the past three years beneficially owned by any of the foregoing persons, the trustees or fiduciaries of any such plan or any affiliate of the Company owning in excess of 10% of the outstanding Common Shares on November 21, 2023 (and the respective successors, executors, legal representatives, heirs and legal assigns of such affiliate). Transactions requiring a supermajority shareholder vote include:

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any merger or consolidation of the Company or any subsidiary of the Company with or into any substantial shareholder or any other corporation which, after such merger or consolidation, would be an affiliate of a substantial shareholder;
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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any substantial shareholder of any substantial part of the assets of the Company or any subsidiary of the Company;
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the issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a series of related transactions) of equity securities of the Company or any subsidiary of the Company to any substantial shareholder for consideration having an aggregate fair market value of $25 million or more;
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the adoption of any plan or proposal for the liquidation or dissolution of the Company if, as of the record date relating to such event, any person shall be a substantial shareholder; and
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any reclassification of securities (including any reverse stock split) or recapitalization of the Company, or any reorganization, merger or consolidation of the Company with any of the Company’s subsidiaries or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding equity securities of the Company or any subsidiary of the Company directly or beneficially owned by any substantial shareholder.

A supermajority shareholder vote is not required, however, with respect to any of the foregoing transactions which is approved by three-fourths of the Board, provided that a majority of the directors in office and acting upon such matter are “continuing directors” (as defined in the Articles).